Filed Pursuant to Rule (424)(b)(3)
Registration No. 333-267113

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated September 13, 2022)

ASTRA SPACE, INC.

34,000,000 SHARES OF CLASS A COMMON STOCK

This prospectus supplement amends and supplements the prospectus dated September 13, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-267113). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 11, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale of up to 34,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Astra Space, Inc. by B. Riley Principal Capital II, LLC (the “Selling Stockholder”). The shares included in the Prospectus and this Prospectus supplement consist of shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on August 2, 2022 (the “Purchase Agreement”). Such shares of Class A Common Stock include (i) up to 33,281,805 shares of our Class A Common Stock that we may, in our sole discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 718,195 shares of our Class A Common Stock we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of our Class A Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

Our Class A common stock is listed on Nasdaq under the symbol “ASTR”. On October 6, 2022, the closing price of our Class A common stock was $0.6199 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 17 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California		94501
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On October 11, 2022, Astra Space, Inc. (“Astra”) announced that it had entered an agreement with Maxar Technologies to supply Astra Spacecraft EnginesTM. Astra expects to begin delivery of its spacecraft engines in 2023. A copy of our press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Astra Space, Inc. on October 11, 2022

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 11, 2022	Astra Space, Inc.

	By:	/s/ Chris Kemp
	Name:	Chris Kemp
	Title:	Chief Executive Officer

Exhibit 99.1

Astra Announces Spacecraft Engine Contract with Maxar Technologies

Astra propulsion systems to be used in Maxar’s PLEO spacecraft platforms

ALAMEDA, CA – October 11, 2022. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) announced that it has reached an agreement with Maxar Technologies (“Maxar”) (TSX:MAXR) to supply Astra Spacecraft EnginesTM. The propulsion systems will be used in Maxar’s proliferated low Earth orbit (LEO) spacecrafts, which support a wide variety of global coverage missions, including Earth observation, communications and national security.

Astra expects to begin delivery of its spacecraft engines in 2023.

“The Astra Spacecraft Engine’s flight heritage, high performance and high reliability were critical in our decision-making process as we prepare to deliver our spacecraft platforms to customers for their critical missions,” said Joe Foust, Maxar Vice President of Proliferated LEO Programs.

“We are pleased to support Maxar on their mission-critical spacecraft platform,” said Martin Attiq, Astra’s Chief Business Officer. “This agreement demonstrates continued momentum in our Space Products business and validates our Spacecraft Engine as a core technology supporting new constellations.”

# # #

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft EngineTM. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

About Maxar Technologies

Maxar Technologies (NYSE:MAXR) (TSX:MAXR) is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with unrivaled speed, scale and cost effectiveness. Maxar’s 4,400 team members in over 20 global locations are inspired to harness the potential of space to help our customers both create a better world. Maxar trades on the New York Stock Exchange and Toronto Stock Exchange as MAXR. For more information, visit www.maxar.com.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.

Astra Media Contact:

Kati Dahm

press@astra.com

Astra Investor Contact:

Andrew Hsiung

investors@astra.com

Maxar Media Contact:

Kristin Carringer

kristin.carringer@maxar.com